                                                               EXHIBIT NO. 10.7

          CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

                       COLLABORATION AND LICENSE AGREEMENT

         THIS COLLABORATION AND LICENSE AGREEMENT is made and entered into as of January 22, 1999 by and between NITROMED, INC. ("NitroMed"), a Delaware corporation with offices at 12 Oak Park Drive, Bedford, Massachusetts, 01730, and Professor Jay N. Cohn ("LICENSOR"), whose principal address is 4848 Russell Avenue South, Minneapolis, Minnesota 55410.

                                  INTRODUCTION

     1. NitroMed is engaged in the business of developing and commercializing medical products, including therapeutics for cardiovascular disease.

     2. LICENSOR has developed certain proprietary technology related to the combination of hydralazine and isosorbide dinitrate for the treatment of cardiovascular disease.

     3. NitroMed and LICENSOR have agreed to collaborate together in order to develop, improve, and commercialize therapeutics for the treatment of cardiovascular disease based upon LICENSOR's proprietary technology.

     4. LICENSOR is willing to grant, and NitroMed is desirous of acquiring, exclusive rights to use such proprietary technology in accordance with the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NitroMed and LICENSOR hereby agree as follows:

1. DEFINITIONS

     As used in this Agreement, the following terms shall have the following definitions.

     1.1 AFFILIATE. "Affiliate" of a Party shall mean any company controlling, controlled by or under common control with such Party. For purposes of this
Section 1.1, "control" shall mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with power to direct the management and policies of such non-corporate entities. A company shall be considered an "Affiliate" for only so long as such ownership or control exists.

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     1.2 ANNUAL SALES VOLUME. "Annual Sales Volume" means total worldwide Net
Sales of all Collaboration Products during the twelve (12) month period commencing with the first full month following First Commercial Sale of a Collaboration Product. The first such Annual Sales Volume period for a Collaboration Product shall also include any partial month preceding such first full month.

     1.3 BUSINESS DAY. "Business Day" shall mean a day on which banks are open for business in Boston, Massachusetts.

     1.4 COLLABORATION. "Collaboration" shall mean the development collaboration to be conducted by NitroMed and LICENSOR pursuant to this Agreement.

     1.5 COLLABORATION PRODUCT. "Collaboration Product" shall mean a product in the Field that is developed in the course of the Collaboration.

     1.6 CONFIDENTIAL INFORMATION. "Confidential Information" means all materials, know-how or other information relating to the Field, including, without limitation, proprietary information and materials (whether or not patentable) regarding a Party's technology, products, business information or objectives, which is designated as confidential in writing by the disclosing Party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such material, trade secret or other information is disclosed by the disclosing Party to the other Party. Notwithstanding the foregoing to the contrary, materials, know-how or other information which is orally, electronically or usually disclosed by a Party, or is disclosed in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information of a Party if the disclosing Party at the time of disclosure identifies such information as confidential or proprietary and, within ten (10) days after such disclosure, delivers to the other Party a written document or documents describing the materials, know-how or other information and referencing the place and date of such oral, visual, electronic or written disclosure and the names of the persons to whom such disclosure was made.

     1.7 EFFECTIVE DATE. "Effective Date" shall mean the date first indicated above.

     1.8 FIELD. "Field" shall mean the combination of hydralazine and isosorbide dinitrate (with or without one or more additional active ingredients) for the treatment of cardiovascular diseases.

     1.9 FIRST COMMERCIAL SALE. "First Commercial Sale" means, for each Collaboration Product, the first commercial sale thereof in a country as part of a nationwide introduction by NitroMed, its Affiliates or its sublicensees. Sales for test marketing, clinical trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale.

     1.10 LICENSED TECHNOLOGY. "Licensed Technology" shall mean the Patent Rights and the Technical Information.

     1.11 NDA. "NDA" means a New Drug Application filed with the U.S. Food and Drug Administration.

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     1.12 NET SALES. "Net Sales" shall mean the gross amount received from an unrelated third party by NitroMed, its Affiliates and/or sublicensees on sales or other dispositions of Collaboration Products, less the following items: (a) trade, cash and quantity discounts, allowances and rebates actually allowed and taken directly with respect to such sales or dispositions; (b) tariffs, duties, excises, value-added and sales taxes or other taxes imposed upon and paid by NitroMed or through NitroMed by customers with respect to such sales or dispositions (excluding national, state and local taxes based on income); (c) actual amounts repaid or credited by reason of rejections, defects, recalls and returns or because of rebates or retroactive price reductions; and (d) freight, postage, insurance and other transportation charges separately invoiced in shipping such Collaboration Product.

     1.13 PARTY. "Party" shall mean either NitroMed or LICENSOR "Parties" shall mean NitroMed and LICENSOR, collectively.

     1.14 PATENT RIGHTS. "Patent Rights" shall mean:

          (a) the patents and patent applications owned by or licensed to LICENSOR listed on EXHIBIT A attached to this Agreement, including foreign counterparts thereof, and any and all continuations, divisions, reissues, extensions and foreign counterparts that LICENSOR may file;

          (b) Any and all patents, patent applications and other intellectual property rights with respect to any invention or discovery in the Field relating to such patents and patent applications, which patents, patent applications and such other rights (i) LICENSOR owns (either directly or through his Affiliates) at any time during the term of this Agreement; or (ii) which LICENSOR (either directly or through his Affiliates) acquires the right to use at any time during the term of this Agreement, with the right to grant licenses, sublicenses and rights of the type described in Article 2 below.

          (c) Any and all patents, patent applications and other intellectual property rights with respect to any invention or discovery in the Field, which patents, patent applications or other rights LICENSOR and NitroMed own jointly as a result of the Collaboration under this Agreement.

     1.15 TECHNICAL INFORMATION. "Technical Information" shall mean all trade secrets, know-how, computer programs (including copyrights in said software), knowledge, technology, preclinical or clinical data, means, methods, processes, practices, formulas, techniques, procedures, technical assistance, designs, drawings, apparatus, written and oral rectifications of data, specifications, assembly procedures, schematics and other valuable information of whatever nature, whether confidential or not, and whether proprietary or not, which is now in (or hereafter, during the term of this Agreement, comes into) the possession of LICENSOR and which is relevant to the development, manufacture, use and/or commercialization of any Collaboration Product, PROVIDED THAT Technical Information shall not include such information as shall come into LICENSOR's possession after the Effective Date to the extent that LICENSOR does not have the right to use or disclose such information as a result of an agreement with a third party or otherwise.

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     1.16 VALID CLAIM. "Valid Claim" means any claim(s) in an unexpired patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue, reexamination, disclaimer or otherwise.

2. GRANT OF RIGHTS AND LICENSES; TRANSFER OF ASSETS

     Subject to all of the terms and conditions set forth in this Agreement:

     2.1 LICENSE GRANT. LICENSOR hereby grants to NitroMed an exclusive, worldwide right and license during the term of this Agreement under all of LICENSOR's rights in the Patent Rights and Technical Information to make, have made, use, have used, sell, have sold, and import, Collaboration Products.

     2.2 RIGHT TO SUBLICENSE. NitroMed shall have the right to sublicense any of the rights and licenses granted hereunder, so long as each sublicensee confirms in writing to NitroMed that it agrees to be bound by all of the terms and conditions contained in this Agreement. However, any such sublicense shall not release NitroMed from its obligations under this Agreement.

     2.3 NO RIGHTS BY IMPLICATION. No rights or licenses with respect to Licensed Technology are granted or deemed granted hereunder or in connection herewith, other than those rights or licenses expressly granted in this Agreement.

     2.4 TRANSFER OF ASSETS. Effective as of the Effective Date, LICENSOR shall transfer and assign to NitroMed all of LICENSOR's rights in the assets, documentation, materials and data set forth on EXHIBIT C to this Agreement (the "Assets"). LICENSOR agrees to execute such further assignments and instruments as may be reasonably requested by NitroMed to effectively transfer all of LICENSOR's right, title and interest in and to the Assets to NitroMed. Without limiting the generality of the foregoing, it is the intention of the Parties that NitroMed be the holder of the NDA for all Collaboration Products (including the NDA currently submitted to the FDA), and, accordingly, LICENSOR shall as of the Effective Date execute all assignments and instruments necessary to constitute NitroMed as such NDA holder.

3. COLLABORATION; DEVELOPMENT PROGRAM; REGULATORY MATTERS; AND
COMMERCIALIZATION.

     NitroMed and LICENSOR agree to collaborate to develop and to commercialize Collaboration Products as follows:

     3.1 DEVELOPMENT PROGRAM. NitroMed shall be responsible for conducting, directly or through third parties, the clinical and other development work and tests with respect to Collaboration Products, in accordance with the development and commercialization plan attached as part of EXHIBIT B to this Agreement (the "Development Plan").

     3.2 REGULATORY MATTERS. NitroMed, in consultation with LICENSOR, will be responsible, at its sole expense, directly or through third parties, for the preparation and filing of all regulatory documents with respect to all Collaboration Products. LICENSOR shall provide exclusively to NitroMed all available files used in the previous NDA filed for BiDil (a combination of hydralazine and isosorbide dinitrate) as well as all other available enabling data and materials. Such available files, data and materials shall be delivered to NitroMed within thirty (30) days after the Effective Date.

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     3.3 MANUFACTURING AND MARKETING. Pursuant to the license set forth in
Section 2.1, NitroMed has the exclusive right to manufacture, market and commercialize Collaboration Products during the term of this Agreement, and shall have full autonomy over all decisions relating thereto.

     3.4 DILIGENCE. NitroMed will use reasonable best efforts, either directly or through Affiliates, sublicensees or third parties, to develop in accordance with the Development Plan and, upon receipt of required regulatory approvals, to manufacture, market and commercialize Collaboration Products in such countries as NitroMed may determine to be appropriate. NitroMed will have the full autonomy over the commercialization of the Collaboration Products, but will keep LICENSOR regularly informed on a quarterly basis regarding annual marketing, budget, and sales plans, as provided in Section 3.5.

     3.5 REPORTS. NitroMed shall prepare and deliver quarterly reports to LICENSOR within thirty (30) days after the end of each calendar quarter summarizing the status of development and regulatory activities relating to Collaboration Products and the activities set forth in Sections 3.3 and 3.4.

     3.6 LACK OF DILIGENCE. If LICENSOR concludes that NitroMed is not meeting its obligations under Section 3.4 for any reason other than (a) the withholding by a regulatory agency of marketing approval despite NitroMed's reasonable effort to obtain such approval; (b) unanticipated technical or scientific problems which have been promptly reported to LICENSOR in writing; or (c) other causes beyond the reasonable control of NitroMed which have been promptly reported to LICENSOR in writing; then LICENSOR may give written notice to NitroMed stating the basis for its conclusion and what additional efforts LICENSOR believes should be made by NitroMed. Upon receipt of such written notice, LICENSOR and NitroMed shall enter into good faith negotiations in order to reach mutual agreement as to what efforts by NitroMed shall satisfy the requirements of Section 3.4, and if such mutual agreement is not reached for any reason within ninety (90) days after receipt of such written notice, then LICENSOR may exercise any available rights under Section 10.2.

     3.7 SAB MEMBERSHIP. LICENSOR shall be appointed by NitroMed to its Scientific Advisory Board ("SAB") and will sign an SAB Consulting Agreement in the form attached as EXHIBIT D to this Agreement, pursuant to which LICENSOR will receive a consulting fee of $[**] per half day for services and be granted a nonstatutory stock option to purchase 10,000 shares of NitroMed Common Stock. Notwithstanding anything contained in this Agreement to the contrary, except as set forth in the SAB Consulting Agreement, LICENSOR shall not be required to render any services under this Agreement or in connection with the Collaboration.

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4. COMPENSATION PAYABLE TO LICENSOR.

     4.1 MILESTONE PAYMENTS. Within thirty (30) days after the first achievement of each of the following milestones, NitroMed shall pay to LICENSOR the amounts set forth below, all of which shall be non creditable against royalties:

       MILESTONE                                              AMOUNT OF PAYMENT
       ---------                                              -----------------
1.     [**]                                                           $[**]
2.     [**]

                                                                      $[**]

4.2 ROYALTIES.

          (a) NitroMed shall pay to LICENSOR royalties on Net Sales of Collaboration Products at the following rates:

          ANNUAL SALES VOLUME                             ROYALTY RATE
          -------------------                             ------------
          0 to $[**] million                                 [**]%
          >$[**] million to $[**] million                    [**]%
          Over $[**] million                                 [**]%

For purposes of clarification, if in a given annual royalty period there are Net Sales of $[**]million, the [**]% rate shall apply to the first $[**] million of Net Sales, the [**]% rate shall apply to the next $[**] million of Net Sales and the [**]% rate shall apply to the remaining $[**] million of Net Sales.

          (b) Although the rights granted to NitroMed in Section 2.1 above and elsewhere in this Agreement shall last for the entire term of this Agreement, NitroMed's obligation to pay royalties in accordance with this Section 4.2 shall only apply with respect to a Collaboration Product sold in a particular country until the later of (i) the expiration of the last-to-expire Valid Claim under any of the Patent Rights in such country which cover the Collaboration Product, or (ii) ten (10) years after the First Commercial Sale of such Collaboration Product in such country; PROVIDED, HOWEVER, that if in any country, there is no Valid Claim under any of the Patent Rights which covers the Collaboration Product, then the royalties which are otherwise payable under this Section 4.2 for such Collaboration Product in such country shall be reduced by [**]% of the royalty rates otherwise applicable.

          (c) In the event NitroMed, its Affiliates or sublicensees become obligated to pay amounts to a third party under a license or similar agreement with respect to a Collaboration Product, then, subject to compliance with
Section 8.3, NitroMed may deduct [**] percent ([**]%) of such amounts owing to such third party (prior to reductions) from the royalty owing to LICENSOR for such Collaboration Product However, the amount to be paid to LICENSOR will not be so reduced to less than [**] percent ([**]%) of the amount that would otherwise be due to LICENSOR.

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          (d) Once a Collaboration Product is sold or otherwise disposed of and a royalty becomes payable hereunder, no other royalty shall become payable hereunder on that particular Collaboration Product, regardless of how such Collaboration Product may subsequently be sold or used.

          (e) In the event the Collaboration Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product during the applicable royalty reporting period, by the fraction, A/A+B, where A is the average sale price of the Collaboration Product when sold separately in finished form and B is the average sale price of the other product(s) included in the Combination Product when sold separately in finished form, in each case during the applicable royalty reporting period or, if sales of both the Collaboration Product and the other product(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Collaboration Product and all other product(s) included in the Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/C+D where C is the fair market value of the Collaboration Product and D is the fair market value of all other pharmaceutical product(s) included in the Combination Product In such event, NitroMed shall in good faith make a determination of the respective fair market values of the Collaboration Product and all other pharmaceutical products included in the Combination Product, and shall notify LICENSOR of such determination and provide LICENSOR with data to support such determination. LICENSOR shall have the right to review such determination and supporting data, and to notify NitroMed if it disagrees with such determination. If the Parties are unable to agree in good faith as to such respective fair market values, then such matter shall be subject to arbitration pursuant to
Section 11.3. As used above, the term "Combination Product" means any pharmaceutical product which comprises the Collaboration Product and other active compounds and/or active ingredients. During any such arbitration, NitroMed shall pay to LICENSOR the royalties determined by NitroMed, which payment shall be adjusted based upon the arbitrator's decision.

5. REPORTS AND PAYMENTS

     5.1 CONTENTS OF NITROMED'S REPORTS. NitroMed shall deliver to LICENSOR within thirty (30) days after the end of each calendar quarter, beginning with the calendar quarter in which the First Commercial Sale occurs, a written report describing, for the applicable quarter: (a) the gross sales for each Collaboration Product by NitroMed, its Affiliates and sublicensees, together with the deductions therefrom and resulting Net Sales; and (b) the total royalty due on such Net Sales under Section 4.2 above. Each report shall be accompanied by full payment to LICENSOR of the royalties payable under Section 4.2 above.

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     5.2 ROYALTIES MISTAKENLY PAID ON RETURNED COLLABORATION PRODUCTS. If
NitroMed pays a royalty on a Collaboration Product which has been or is subsequently returned to NitroMed or its Affiliate or sublicensee, the amount of the royalty so paid shall be deemed a nonrefundable credit against royalties payable by NitroMed for subsequent calendar quarters.

     5.3 Payment of Royalties.

          (a) All payments under Section 5.1, above shall be made by check or wire transfer to such bank and account as LICENSOR may from time to time designate in writing. All such payments shall be made in U.S. Dollars.

          (b) Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

          (c) If the Net Sales of any Collaboration Product is stated in a currency other than U.S. Dollars, then, for the purpose of determining the amount of royalties payable hereunder, such Net Sales shall be converted into U.S. Dollars at the exchange rate between those two currencies most recently quoted in the WALL STREET JOURNAL in New York on or prior to the date which is five (5) Business Days before the date on which such royalties become due.

          (d) All payments due under Section 5.1 above but not paid by NitroMed on the due date thereof shall bear interest (in U.S. Dollars) at the U.S. prime rate of Citibank N.A. plus 2%. Such interest shall accrue on the balance of unpaid amounts from time to time outstanding from the date on which portions of such amounts become due and owing until payment thereof in full.

     5.4 NITROMED'S BOOKS AND RECORDS. NitroMed agrees to make and keep, and agrees to cause its Affiliates and sublicensees to make and keep, full and accurate books and records in sufficient detail to enable royalties payable hereunder to be determined. On thirty (30) days' prior written notice to NitroMed, LICENSOR and its certified public accountants, on one occasion during each calendar year, shall each have reasonable access to such books and records of NitroMed and its Affiliates and sublicensees pertaining to activities under this Agreement and shall each have the right to make copies therefrom at LICENSOR's expense. LICENSOR and its certified public accountants shall each have such access at all reasonable times and from time to time during normal business hours. Prompt adjustment shall be made by the proper Party to compensate for any errors or omissions disclosed by such audit. LICENSOR shall bear the costs of such audit, unless such audit reveals that royalties paid by NitroMed for the audited period were less than ninety-five percent (95%) of the royalties actually due hereunder for such period, in which case NitroMed shall reimburse LICENSOR in full for its reasonable costs incurred in connection with such audit. LICENSOR agrees to hold confidential all information learned in the course of any examination of books and records hereunder, except when it is necessary for LICENSOR to reveal such information in order to enforce its rights under this Agreement in court or similar dispute resolution or enforcement proceeding or action, or except when compelled by law or when such information is publicly available without breach by LICENSOR.

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     5.5 NITROMED'S REPORTS CONCLUSIVELY CORRECT. In the absence of fraud, all reports and payments not disputed as to correctness by LICENSOR within three (3) years after receipt thereof shall thereafter conclusively be deemed correct for all purposes.

6. INVENTIONS

     6.1 INVENTIONS IN THE FIELD; MODIFICATIONS AND/OR IMPROVEMENTS OF COLLABORATION PRODUCTS. Each Party shall own any inventions in the Field (including improvements and modifications to Collaboration Products) which are developed solely by such Party (the "developing Party"), subject to the licenses set forth in this Agreement. The Parties shall own jointly inventions in the Field (including improvements and modifications to Collaboration Products), developed jointly by NitroMed and LICENSOR during the term of this Agreement, subject to the licenses set forth in this Agreement. NitroMed shall be responsible, at its sole cost, for filing and prosecuting patent applications for jointly-owned inventions and for prosecuting patent applications for the Patent Rights licensed hereunder. NitroMed shall keep LICENSOR fully informed with respect to the prosecution of patent applications with claims relating to Collaboration Products. The developing Party agrees to notify the other Party of each invention in the Field (including improvements and modifications to Collaboration Products) which the developing Party has developed. Each Party hereto shall, at the request of the other Party, both during and after the term of this Agreement, execute such documents and render such assistance as may be reasonable and appropriate to enable NitroMed to file and prosecute patent applications in any jurisdiction in accordance with this Section 6.1.

7. CONFIDENTIAL INFORMATION

     7.1 CONFIDENTIAL INFORMATION. All Confidential Information disclosed under this Agreement by a Party (the "disclosing Party") to the other Party (the "receiving Party") during the term of this Agreement shall not be used by the receiving Party except in connection with the activities contemplated by this Agreement, shall be maintained in confidence by the receiving Party (except to the extent reasonably necessary for regulatory approval of products developed by NitroMed or its Affiliates and sublicensees or for the filing, prosecution and maintenance of Patent Rights), and shall not otherwise be disclosed by the receiving Party to any other person, firm, or agency, governmental or private, without the prior written consent of the disclosing Party, except to the extent that the Confidential Information (as determined by competent documentation):

          (a) was known or used by the receiving Party prior to its date of disclosure to the receiving Party; or

          (b) either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by sources other than the disclosing Party rightfully in possession of the Confidential Information; or

          (c) either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public (including information known to the public through the sale of products in the ordinary course of business) through no fault or omission on the part of the receiving Party or its sublicensees; or

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          (d) is independently developed by or for the receiving Party without reference to or reliance upon the Confidential Information; or

          (e) is required to be disclosed by the receiving Party to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, PROVIDED THAT the receiving Party provides prior written notice of such disclosure to the disclosing Party and takes reasonable and lawful actions, at the disclosing party's expense, to avoid and/or minimize the degree of such disclosure.

     7.2 PUBLICATIONS. The Parties acknowledge that scientific lead time is a key element of the value of LICENSOR's proprietary technology in the Field and further agree that scientific publications must be strictly monitored to prevent any material adverse effect of the premature publication of Technical Information or other information relating to Collaboration Products. The Parties shall establish a procedure for publication review and approval and each Party (a "publishing Party") shall first submit to the other Party (the "reviewing Party") an early draft of all such publications, whether they are to be presented orally or in written form, at least thirty (30) days prior to submission for publication. Each Party shall review each such proposed publication in order to avoid the unauthorized disclosure of the reviewing Party's Confidential Information and to preserve the patentability of inventions in the Field. If, as soon as reasonably possible but no longer than thirty (30) days following receipt of an advance copy of a publishing Party's proposed publication, the reviewing Party informs the publishing Party that its proposed publication contains Confidential Information of the reviewing Party, then the publishing Party shall delete such Confidential Information from its proposed publication. If, as soon as reasonably possible but no longer than thirty (30) days following receipt of an advance copy of the publishing Party's proposed publication, the reviewing Party informs the publishing Party that its proposed publication could be expected to have a material adverse effect on any Patent Rights, then the publishing Party shall delay such proposed publication sufficiently long to permit the timely preparation and first filing of patent application(s) on the information involved.

8. PROTECTION OF LICENSED TECHNOLOGY

     8.1 INFRINGEMENT OF LICENSED TECHNOLOGY.

          (a) NitroMed shall have the initial right to take any and all actions, legal or otherwise, which are necessary to: (i) terminate infringements of patent rights or other intellectual property rights relating to any part of the Collaboration Products; or (ii) terminate any misappropriation of the Technical Information, including without limitation obtaining damages, injunctions and all other appropriate relief. NitroMed shall keep LICENSOR informed regarding the status and progress of all actions instituted by NitroMed pursuant to this subsection (a). NitroMed shall bear all the expenses of all actions which it initiates pursuant to this subsection (a) (including without limitation attorneys' fees).

          (b) If NitroMed does not institute an action within one hundred twenty
(120) days after receiving notice from LICENSOR of an infringement of patent rights or other intellectual property rights relating to any part of the Collaboration Products or of a misappropriation of Technical Information, then LICENSOR may institute an action with respect thereto. LICENSOR shall keep NitroMed informed regarding the status and progress of all such actions instituted by LICENSOR pursuant to this subsection (b). LICENSOR shall bear all the expenses of all actions which LICENSOR initiates pursuant to this subsection
(b) (including without limitation attorneys' fees).

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          (c) Any recoveries or settlement fees received from suits or settlements involving an action initiated pursuant to subsections (a) and (b) above or agreed to shall be paid: (i) first, to the Party instituting such action under subsection (a) or (b) above as reimbursement for the expenses of such action (including without limitation attorneys' fees) which it incurred; and (ii) the balance (if any) shall be divided [**]% to the Party which initiated such action in accordance with subsections (a) or (b) hereof, and [**]% to the other Party.

          (d) Notwithstanding subsections (a), (b) and (c) above, NitroMed and LICENSOR may agree to jointly institute an action in order to: (i) terminate infringements of patent rights or other intellectual property rights relating to any part of the Collaboration Products; or (ii) terminate any misappropriation of Technical Information. NitroMed and LICENSOR shall share equally: (x) the expenses of all actions which they initiate pursuant to this subsection (d) (including without limitation attorneys' fees); and (y) the proceeds of any judgment rendered therein.

     8.2 USE OF NAME IN SUIT. Where, in the judgment of the Party initiating an action under Section 8.1, it is necessary to use the other Party's name to prosecute such action, such other Party agrees to allow the initiating Party to so use the name of such other Party; provided, however, that the initiating Party agrees to defend and hold such other Party harmless against the award of court costs and damages resulting solely from the use of such other Party's name by the initiating Party in such action.

     8.3 CLAIMED INFRINGEMENT. In the event that a Party becomes aware of any claim that the practice by NitroMed of Patent Rights and Technical Information that has been licensed to NitroMed pursuant to Section 2.1 infringes the intellectual property rights of any third party, such Party shall promptly notify the other Party. In any such instance, the Parties shall reasonably cooperate and shall mutually agree upon an appropriate course of action.

9. REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1 NITROMED REPRESENTATIONS.

          (a) RIGHT, POWER AND AUTHORITY. NitroMed has full right, power and authority to enter into this Agreement and there is nothing which would prevent it from performing its obligations under the terms and conditions imposed on it by this Agreement.

          (b) BINDING OBLIGATION. This Agreement has been duly authorized by all necessary corporate and stockholder action of NitroMed and constitutes a valid and binding obligation of NitroMed, enforceable in accordance with the terms hereof.

          (c) CORPORATE GOOD STANDING. NitroMed represents and warrants that it is a corporation duly organized and validly existing in good standing under the laws of Delaware, United States, and is duly qualified and authorized to do business wherever the nature of its activities or properties requires such qualification or authorization.

          (d) NO GOVERNMENT APPROVALS NEEDED. Except as expressly contemplated hereunder, no registration with or approval of any government agency or commission of any jurisdiction is necessary for the execution, delivery or performance by it of any of the terms of this Agreement, or for the validity and enforceability hereof or with respect to its obligations hereunder.

          (e) NO PROVISION CONTRAVENED. There is no provision in NitroMed's corporate charter, By-Laws and no provision in any existing mortgage, indenture, contract or agreement binding on it which would be contravened by the execution, delivery or performance by NitroMed of this Agreement. Without limiting the generality of the foregoing, NitroMed has not entered into any agreement or commitment that is inconsistent with the provisions of this Agreement.

          (f) NO PROCEEDINGS PENDING. There is no action or proceeding pending to NitroMed's knowledge, threatened against NitroMed before any court, administrative agency or other tribunal which might have a material adverse effect on its business or condition, financial or otherwise, or its operation of any business.

          (g) NOT CONTRAVENE ANY LAW. Neither the execution nor delivery of this Agreement by NitroMed, nor its fulfillment of or compliance with the terms and provisions hereof shall contravene any provision of the laws of any jurisdiction, including, without limitation, any statute, rule, regulation, judgment, decree, order, franchise or permit applicable to it.

          (h) NO OTHER REPRESENTATIONS. Except as expressly set forth in this
Section 9.1, NitroMed is not making any representations or warranties to LICENSOR.

     9.2 LICENSOR REPRESENTATIONS.

          (a) RIGHT, POWER AND AUTHORITY. LICENSOR has full right, power and authority to enter into this Agreement and there is nothing which would prevent him from performing his obligations under the terms and conditions imposed on LICENSOR by this Agreement.

          (b) BINDING OBLIGATION. This Agreement constitutes a valid and binding obligation of LICENSOR enforceable in accordance with the terms hereof.

          (c) NO GOVERNMENT APPROVALS NEEDED. No registration with or approval of any government agency or commission of any jurisdiction is necessary for the execution, delivery or performance by LICENSOR of any of the terms of this Agreement, or for the validity and enforceability hereof or with respect to its obligations hereunder.

          (d) NO PROVISIONS CONTRAVENED. There is no provision in any existing mortgage, indenture, contract or agreement binding on LICENSOR which would be contravened by the execution, delivery or performance by LICENSOR of this Agreement. Without limiting the generality of the foregoing, LICENSOR has not entered into any agreement or commitment that is inconsistent with the provisions of this Agreement.

          (e) NO PROCEEDINGS PENDING. There is no action or proceeding pending or, to LICENSOR's knowledge, threatened against LICENSOR before any court, administrative agency or other tribunal which might have a material adverse effect on his ability to enter into and perform this Agreement.

          (f) NOT CONTRAVENE ANY LAW. Neither the execution nor delivery of this Agreement by LICENSOR, nor his fulfillment of or compliance with the terms and provisions hereof shall, to LICENSOR's knowledge, contravene any provision of the laws of any jurisdiction, including, without limitation, any statute, rule regulation, judgment, decree, order, franchise or permit applicable to him.

          (g) INTELLECTUAL PROPERTY. To the knowledge of LICENSOR, and without any requirement of investigation by LICENSOR relating thereto, as of the Effective Date, (i) neither the conduct by NitroMed of the Collaboration nor the commercialization of Collaboration Products infringes the rights of any third party in respect of Third Party Know How (as defined below) or issued patents or published patent applications owned by such third party; and (ii) none of the Patent Rights or Technical Information licensed NitroMed pursuant to Section 2.1 is being infringed by any third party. As of the Effective Date, LICENSOR has not received written notice of any claim or demand by any person pertaining to, and no proceeding against LICENSOR is pending or, to the knowledge of LICENSOR, threatened, that challenges the rights of LICENSOR in respect of the Patent Rights and/or Technical Information. As used above, "Third Party Know How" means trade secrets, know how, technology, preclinical or clinical data, methods, processes and other proprietary information owned by a third party.

          (h) NO OTHER REPRESENTATIONS. Except as expressly set forth in this
Section 9.2, LICENSOR is not making any representations or warranties to NitroMed.

10. TERM AND TERMINATION

     10.1 TERM OF AGREEMENT. Unless it is terminated earlier pursuant to this
Article 10, this Agreement shall Continue in full force and effect in perpetuity.

     10.2 TERMINATION FOR CAUSE. Upon any material breach of this Agreement by either Party (in such capacity, the "Breaching Party"), the other Party (in such capacity, the "Non-Breaching Party") may terminate this Agreement by providing thirty (30) days' written notice to the Breaching Party, specifying the material breach. The termination shall become effective at the end of the thirty (30) day period unless (a) the Breaching Party cures such breach during such thirty (30) day period, or (b) if such breach is not susceptible to cure within thirty (30) days of the receipt of written notice of the breach, the Breaching Party is diligently pursuing a cure (unless such breach, by its nature, is incurable, in which case the Agreement may be terminated immediately). Nonpayment of any amount in excess of $[**] shall be deemed a material breach.

     10.3 TERMINATION BY NITROMED. NitroMed shall have the right to terminate this Agreement at any time, effective thirty (30) days after provision of written notice to LICENSOR to such effect.

     10.4 TERMINATION BY LICENSOR. LICENSOR shall have the right to terminate this Agreement within thirty (30) days after the occurrence of a Nonperformance Event (as defined below), by providing written notice to NitroMed of such Nonperformance Event Such termination shall be effective thirty (30) days after provision of such notice. As used above, a "Nonperformance Event" shall be deemed to have occurred if, within twelve (12) months following approval by the U.S. Food and Drug Administration of the clinical development plan for the first Collaboration Product, NitroMed has not enrolled the first patient in such clinical trial.

     10.5 CONSEQUENCES OF TERMINATION.

          (a) The Parties agree that, upon termination of this Agreement pursuant to Sections 10.2, 10.3 or 10.4, (i) the licenses set forth under this Agreement shall terminate, except as is provided in subsection (b) below, (ii) NitroMed, its Affiliates and sublicensees shall cease any use or practice of the Licensed Technology, except as is provided in subsection (b) below, (iii) NitroMed shall transfer and reassign to LICENSOR all of the Assets in its possession as of the effective date of such termination, and (iv) except in the case of a termination by NitroMed under Section 10.2 where LICENSOR is the Breaching Party, NitroMed will transfer and assign to LICENSOR all of its rights in any and all patents, patent applications and other technical information and know-how of every kind with respect to any invention or discovery in the Field as of the effective date of termination. Upon termination of this Agreement, all sublicenses granted by NitroMed during the term of this Agreement shall terminate. Each Party shall, at its own expense, return to the other Party all Confidential Information as soon as practicable after the date of such termination, including, but not limited to, original documents, drawings, computer diskettes, models, samples, notes, reports, notebooks, letters, manuals, prints, memoranda and any copies thereof, which have been received or derived by such Party. All such Confidential Information shall remain the exclusive property of the disclosing Party during the term of this Agreement and thereafter. Notwithstanding the foregoing, LICENSOR shall, on any such termination, own all Confidential Information relating to or derived from Collaboration Products.

          (b) The Parties hereto agree that, once this Agreement is terminated (other than pursuant to Section 10.2 if NitroMed is the Breaching Party), NitroMed, its Affiliates and sublicensees shall have the right:

                    (i) subject to the same terms and conditions which existed immediately prior to such date of termination (including the payment of royalties), to make, use, sell and import Collaboration Products, whose manufacture commenced on or prior to such date of termination, for a period of one hundred twenty (120) days after such date of termination; and

                    (ii) to continue to use the Licensed Technology in connection with their activities in accordance with subsection (b) (i) above.

     10.6 PAYMENT OBLIGATIONS CONTINUE. Upon termination of this Agreement, nothing shall be construed to release NitroMed from its obligations to pay LICENSOR any and all royalties or other amounts accrued but unpaid hereunder prior to the date of such termination.

11. MISCELLANEOUS

     11.1 ASSIGNMENTS. This Agreement and any and all of the rights and obligations of either Party hereunder shall not be assigned, delegated, sold, transferred or otherwise disposed of, by operation of law or otherwise, without the prior written consent of the other Party; PROVIDED, HOWEVER, that either Party may assign, delegate, sell, transfer or otherwise dispose of rights and obligations hereunder without such prior written consent to: (A) any of its respective Affiliates; and (b) in the case of NitroMed, to any purchaser of all or substantially all of the assets or stock of such Party, through merger, consolidation or otherwise, PROVIDED THAT in any such case such assignee or successor expressly assumes the obligations of the assignor hereunder and, if assigned to an Affiliate, NitroMed remains liable hereunder unless otherwise agreed to by LICENSOR. This Agreement shall be binding upon, and inure to the benefit of, NitroMed and LICENSOR and their respective successors and assigns, to the extent such assignments are in accordance with this Section 11.1.

     11.2 GOVERNING LAW. This Agreement shall be governed, interpreted and construed in accordance with, and any arbitration hereunder shall apply, the laws of the Commonwealth of Massachusetts applicable to agreements made and to be fully performed therein.

11.3 DISPUTE RESOLUTION.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or to a breach thereof, including its interpretation, performance or termination, shall be submitted to and finally resolved by arbitration. The arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA"). The arbitration, including the rendering of the award, shall take place in New York, New York. The decision of the arbitrators shall be executory, final and binding upon the parties hereto, shall be in writing setting forth the basis therefor, shall not exceed or expand the terms of this Agreement and the fees of the arbitration shall be paid as the arbitrators determine. Each Party shall bear its own attorneys' fees in such proceedings.

(b) The arbitration shall be conducted by a single arbitrator nominated by the Parties or, if they cannot agree on the arbitrator, by the President of the American Arbitration Association.

(c) Notwithstanding anything contained in Sections 11.3 (a) and (b) above to the contrary, each Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party in order to enforce the instituting Party's rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief.

     11.4 WAIVER. A waiver of any breach of any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

     11.5 NO OTHER RELATIONSHIP. Nothing herein contained shall be deemed to create a joint venture, agency or partnership relationship between the Parties hereto. Neither Party shall have any power to enter into any contracts or commitments in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

11.6 NOTICES.

(a) Each notice required or permitted to be sent under this Agreement shall be given by facsimile transmission or by registered or recorded delivery letter to NitroMed and to LICENSOR at the addresses and facsimile numbers indicated below.

         For NitroMed

                  12 Oak Park Drive
                  Bedford, Massachusetts 01730
                  Attention: Dr. Manuel Worcel
                  Facsimile: 1-781-275-2282

         with a copy to:

                  Steven D.  Singer, Esq.
                  Hale and Dorr LLP
                  60 State Street
                  Boston, Massachusetts 02109
                  Facsimile: 1-617-526-5000

         For LICENSOR

                  Dr. Jay Cohn
                  4848 Russell Avenue
                  South Minneapolis, Minnesota 55410
                  Facsimile: 612-624-2174

         with a copy to:

                  Howard S. Modlin, Esq.
                  Weisman Celler Spett & Modlin, P.C.
                  445 Park Avenue
                  New York, NY 10022
                  Facsimile: 1-212-371-5407

Either Party may change its address, contact person and/or facsimile number for purposes of this Agreement by giving the other Party written notice of its new address, contact person and/or facsimile number.

          (b) Any properly addressed notice if given or made by registered or recorded delivery letter shall be deemed to have been received on the earlier of the date actually received and the date five (5) Business Days after the same was posted (and in proving such it shall be sufficient to prove that the envelope containing the same was properly addressed and posted as aforesaid) and if given or made by facsimile transmission shall be deemed to have been received at the time of dispatch, unless such date of deemed receipt is not a Business Day, in which case the date of deemed receipt shall be the next succeeding Business Day.

     11.7 ENTIRE UNDERSTANDING. This Agreement between the Parties entered into as of the date hereof embody the entire understanding between the Parties relating to the subject matter hereof, whether written or oral, and there are no prior representations, warranties or agreements between the Parties not contained in this Agreement

     11.8 INVALIDITY. If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court. The Parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

     11.9 AMENDMENTS. Any amendment or modification of any provision of this Agreement must be in writing, dated and signed by both parties hereto.

     11.10 SURVIVAL OF AGREEMENT. Notwithstanding anything else in this Agreement to the contrary, the Parties agree that Sections 5.3, 5.4, 5.5, 6.1, 7.1, 72, 9.1, 92, 10.5, 10.6, and 11.3 shall survive the termination of this Agreement.

11.11 FORCE MAJEURE.

(a) Neither NitroMed nor LICENSOR shall be liable in damages, or shall be subject to termination of this Agreement by the other party, for any delay or default in performing any obligation hereunder (other than payment obligations) if that delay or default is due to any cause beyond the reasonable control and without fault or negligence of such Party; PROVIDED, HOWEVER, that: (i) in order to excuse its delay or default hereunder, a Party shall notify the other Party of the occurrence or the cause, specifying the nature and particulars thereof and the expected duration thereof; (ii) within ten (10) Business Days after the termination of such occurrence or cause, such Party shall give notice to the other Party specifying the date of termination thereof. All obligations of both Parties shall return to being in full force and effect upon the termination of such occurrence or cause.

(b) For the purposes of this Section 11.11, a "cause beyond the reasonable control" of a Party shall include, without limitation, any act of God, act of any government and exports (but excluding herefrom any delay by the FDA in approving the NDA) or other authority or statutory undertaking, industrial dispute, fire, explosion, accident, power failure, flood, riot or war (declared or undeclared).

     11.12 COMPLIANCE WITH LAWS. NitroMed covenants and agrees that all of its activities under or pursuant to this Agreement shall comply with all applicable laws, rules and regulations. Specifically, but without limitation, NitroMed shall be responsible for obtaining all licenses, permits and approvals which are necessary or advisable for sales of the Collaboration Products and for the performance of its duties hereunder.

     11.13 PUBLIC ANNOUNCEMENTS. Any announcements or similar publicity with respect to the execution of this Agreement shall be agreed upon by the Parties in advance of such announcement. Each Party understands that this Agreement is likely to be of interest to investors, analysts and others. The Parties agree that any public announcement will not contain confidential business or technical information and, if disclosure of confidential business or technical information is required by law or regulation, will make reasonable efforts to minimize such disclosure and obtain confidential treatment for any such information which is disclosed to a governmental agency or group. Each Party agrees to provide to the other Party with a copy of any public announcement as soon as reasonably practicable under the circumstances prior to its scheduled release. Except under extraordinary circumstances, each Party shall provide the other with an advance copy of any press release at least five (5) business days prior to the scheduled disclosure. Each Party shall have the right to expeditiously review and recommend changes to any announcement regarding this Agreement or the subject matter of this Agreement, provided that such right of review and recommendation shall only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of substantially similar information that has previously been disclosed. Except as otherwise required by law, the Party whose press release has been reviewed shall remove any information the reviewing Party reasonably deems to be inappropriate for disclosure. The term "public announcements" does not include discussions at seminars, classes, clinics, symposia or like proceedings which do not violate Sections 7.1 and 7.2.

     11.14 HEADINGS. Any headings contained herein are for directory purposes only, do not constitute a part of this Agreement, and shall not be employed in interpreting this Agreement.

     11.15 COUNTERPARTS. This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original.

     11.16 EXHIBITS. All exhibits referred to in this Agreement are attached hereto and incorporated herein by this reference.

         IN WITNESS WHEREOF, the parties hereto have signed this Agreement.

                                      By   /s/ Jay Cohn
                                        ---------------------------------------
                                           Professor Jay Cohn

                                      NITROMED, INC.

                                      By   /s/ Michael D. Loberg
                                        ---------------------------------------
                                           Name: Michael D. Loberg
                                           Title: CEO

                                    EXHIBIT A

                                  PATENT RIGHTS

     U.S. Patent No. 4,868,179 (issued September 19, 1989) entitled "Method of Reducing Mortality Associated with Congestive Heart Failure Using 1-Hydralazine and Isosorbide Dinitrate" (Jay N. Cohn).

                                    EXHIBIT B

                                DEVELOPMENT PLAN

     1. NITROMED shall, in consultation with the U.S. Food and Drug Administration, develop a plan for refiling the NDA (201-727, BiDil) for Collaboration Products with the FDA. It is the goal of the Parties that the NDA be refiled without the need to conduct additional clinical studies. NITROMED will seek to meet with the FDA within six (6) months after the Effective Date with respect to the NDA.

     2. NITROMED shall make its First Commercial Sale of a Collaboration Product in the United States and shall commence distribution of Collaboration Products within six (6) months after FDA approval of the NDA.

     3. If NITROMED is required by the FDA to conduct additional clinical studies, it will promptly submit a clinical development plan to the FDA and enroll the first patient in such clinical trial within twelve (12) months following approval by the FDA of such plan and will complete such clinical trial pursuant to such plan.

                                    EXHIBIT C

                                     ASSETS

     4. All regulatory documents, correspondence and submissions relating to clinical trials in the Field, including CMCC information and the Investigational New Drug (IND) and the New Drug Application (NDA) entitled "201-727,BiDil".

     5. Clinical supplies and inventories relating to the Field.

     6. All preclinical and clinical data relating to the Field.

     7. Marketing and product launch plans for the Collaboration Products.

     8. Supply contracts for the Collaboration Products.

     9. All relevant trademarks used by LICENSOR in the Field, including "BiDil", and all registrations for such trademark.

     The terms "Assets" does not include Patent Rights, it being expressly agreed that rights under Patent Rights are licensed under Section 2.1.

                                    EXHIBIT D

                            SAB CONSULTING AGREEMENT

     THIS SCIENTIFIC ADVISORY BOARD AGREEMENT (the "Agreement"), effective as of April 1, 1999, is entered into by NitroMed, Inc., a Delaware corporation with its principal place of business at 12 Oak Park Drive, Bedford, Massachusetts 01730 (the "Company"), and Dr. Jay Cohn, 4848 Russell Avenue South, Minneapolis, Minnesota 55410 (the "Advisor").

                                  INTRODUCTION

     The Company desires to retain the services of the Advisor as a member of its Scientific Advisory Board ("SAB"), and the Advisor desires to serve as a member of the SAB. Accordingly, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

     1. SERVICES. The Advisor agrees to serve on the SAB and, in connection therewith, to use his reasonable best efforts to perform such advisory and related services for the Company as may be reasonably requested from time to time by the Company. The Company anticipates that the SAB shall meet no more than three (3) times each year not to exceed one day's duration each, at times and locations to be determined by the Company in consultation with SAB members, PROVIDED THAT Advisor's attendance at any meetings in excess of four (4) in any calendar year shall require Advisor's consent. If the Advisor has a conflict of interest, or potential conflict of interest, with respect to any matter presented at a meeting of the SAB, he shall excuse himself from the discussion of such matter.

     2. TERM. This Agreement shall commence on the date hereof and shall continue until March 31, 2000 (such period, as it may be extended in a writing signed by both parties, being referred to as the "Advisory Period"). Either party to this Agreement may terminate the Advisory Period upon 30 days' prior written notice to the other party. In the event of such termination, the Advisor shall be entitled to payment for fees and expenses incurred prior to the effective date of termination.

     3. COMPENSATION.

     3.1 ADVISORY FEES. The Company shall pay to the Advisor an advisory fee of $[**] per half day (4 hours).

     3.2 STOCK OPTIONS. Subject to approval by the Board of Directors, the Company shall issue to the Advisor a non-statutory stock option to purchase 10,000 shares of the Common Stock, $.01 par value per share, of the Company, such stock option to have such terms and conditions, including terms with respect to exercise price, vesting and expiration, as shall be set forth in a stock option agreement by and between the Company and the Advisor.

     3.3 REIMBURSEMENT OF EXPENSES. The Company shall reimburse the Advisor for all reasonable and necessary expenses incurred or paid by the Advisor in connection with, or related to, his attendance at SAB meetings within 30 days after receipt of an itemization and documentation of such expenses.

     4. INVENTIONS AND PROPRIETARY INFORMATION.

     4.1 INVENTIONS. All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) ("Inventions") related to the business of the Company which are made, conceived, reduced to practice, created, written, designed or developed by the Advisor, solely or jointly with others and whether during normal business hours or otherwise, either (a) in the course of the performance of services hereunder during the Advisory Period, or (b) during the Advisory Period or within one (1) year after the expiration of the Advisory Period if resulting or directly derived from Proprietary Information (as defined in Section 4.2(b) below), shall be the sole property of the Company. The Advisor shall promptly disclose and hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere. Upon the request of the company and at the Company's expense, the Advisor shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all such Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.

     4.2 PROPRIETARY INFORMATION.

          (a) The Advisor acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his service to the Company he will have access to and contact with Proprietary Information. The Advisor agrees that he will not, during the Advisory Period or at any time thereafter, disclose to others, or use for his benefit or the benefit of others, any Proprietary Information.

          (b) For purposes of this Agreement, Proprietary Information shall mean all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, knowhow, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Advisor in the course of his performance of services as an Advisor to the Company.

          (c) The Advisor's obligations under this Section 4.2 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Advisor of the terms of this Section 4.2, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of the Board of Directors of the Company, or (iv) is known by the Advisor prior to such disclosure or (v) is required to be disclosed by law, provided Advisor gives Company prompt notice and an opportunity to contest such disclosure, or (v) is independently developed by Advisor or is lawfully disclosed to the Advisor by sources other than the Company having the right to disclose such information

          (d) Upon termination of this Agreement or at any other time upon request by the Company, the Advisor shall promptly deliver to the Company all Company records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Company, PROVIDED THAT the Advisor may retain one copy of all such materials for recordkeeping purposes.

          (e) The Advisor represents that his retention as an advisor with the Company and his performance under this Agreement does not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party or to refrain from competing, directly or indirectly, with the business of any other party. The Advisor shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

     4.3 REMEDIES. The Advisor acknowledges that any breach of the provisions of this Section 4 may result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Advisor agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Advisor and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

     5. INDEPENDENT CONTRACTOR STATUS. The Advisor shall perform all services under this Agreement as an "independent contractor" and not as an employee or agent of the Company. The Advisor is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner and likewise the Company may not bind the Advisor in any manner.

     6. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section.

     7. MISCELLANEOUS. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement except it does not supersede or modify the Collaboration and License Agreement dated as of January 22, 1999 between the Company and the Advisor. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Advisor. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, PROVIDED THAT such successor or assignee expressly assumes the obligations of the Company, and provided further, that the obligations of the Advisor are personal and shall not be assigned by him.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                              NITROMED, INC.

                              By
                                ----------------------------------------------

                              Title
                                   -------------------------------------------

                              ADVISOR

                              ------------------------------------------------
                              Social Security No.

                           AMENDMENT TO COLLABORATION
                              AND LICENSE AGREEMENT

         THIS AMENDMENT (the "Amendment") TO COLLABORATION and LICENSE AGREEMENT (the "Agreement") is made and entered as of January 29, 2001 by and between NitroMed, Inc. ("NITROMED"), a Delaware corporation with offices at 12 Oak Park Drive, Bedford, Massachusetts 01730, and Professor Jay N. Cohn ("LICENSOR"), whose principal address is 4848 Russell Avenue South, Minneapolis, Minnesota 55410.

1. LICENSOR has granted and NITROMED has acquired exclusive rights to use certain proprietary technology in accordance with the terms and conditions set forth in the Agreement.

2. NITROMED represents and warrants that it will incur the following estimated increased out-of-pocket costs in excess of its planned costs because of prior licensee's limited work on the Collaboration Products as follows:

     A-HeFT CLINICAL STUDY

     Contract Research Organization                                        $[**]
     Patient Costs                                                          [**]
     Clinical Travel                                                        [**]
     Consulting                                                             [**]
     Manufacturing                                                          [**]
                                                                         -------
             Total                                                         $[**]

3. NITROMED requests that LICENSOR temporarily reduce royalties under Section 4.2(a) of the Agreement so that NITROMED can recover such costs actually expended and documented to Licensor.

     NOW THEREFORE the parties agree as follows:

1. NITROMED shall certify to LICENSOR the actual increase out-of-pocket costs ("Excess Costs") incurred by NITROMED associated with the A-HeFT Clinical Study and provide documentary evidence thereof. To the extent such documentation is reasonably satisfactory to LICENSOR, LICENSOR will reduce ("Reduction") the Royalty Rates set forth in Section 4.2(a) to a flat [**]% at all levels, until the aggregate savings ("Excess Cost Savings") to NITROMED, by reason of such reduced Royalty Rates, equal a maximum of [**] the aggregate amount of such Excess Costs or $[**], whichever is less. Upon such Excess Cost Savings being so recovered, the Royalty Rates will be reinstated to [**]%, [**]% and [**]% respectively, on a going forward basis. In consideration of the deferral NITROMED shall grant LICENSOR the option to purchase 50,000 shares of common stock at $1.30 per share.

2. In the event NITROMED grants a sublicense to an independent third party with respect to the sale of Collaboration Products, the royalties payable by NITROMED with respect to the Net Sales of Collaboration Products by such Sublicensee (the "Sublicensee Sales") shall be the lower of the rate in effect set forth in Paragraph 1 of this Amendment or [**]% of the royalties payments received by NITROMED. For example, if NITROMED receives a royalty of [**]% while the [**]% rate is in effect LICENSOR shall receive [**]% of the Sublicensee Sales and if the Royalty Rate subsequently increases after Excess Cost Savings have been recovered, LICENSOR shall receive [**]% of the Sublicense Sales.

3. All other terms and conditions of the Agreement remain in full force and effect without amendment.

IN WITNESS WHEREOF, the parties have signed this Amendment to the Agreement.

                                       /s/ Jay Cohn
                                       ___________________________
                                       Professor Jay Cohn


                                       NITROMED, INC.

                                       By: /s/ Michael D. Loberg
                                       ___________________________

                           AMENDMENT TO COLLABORATION
                              AND LICENSE AGREEMENT

     THIS AMENDMENT (the "Amendment") TO COLLABORATION and LICENSE AGREEMENT (the "Agreement") is made and entered as of March 15, 2002 by and between NitroMed, Inc. ("NITROMED"), a Delaware corporation with offices at 12 Oak Park Drive, Bedford, Massachusetts 01730, and Professor Jay N. Cohn ("LICENSOR"), whose principal address is 4848 Russell Avenue South, Minneapolis, Minnesota 55410.

4. LICENSOR has granted and NITROMED has acquired exclusive rights to use certain proprietary technology in accordance with the terms and conditions set forth in the Agreement.

5. NITROMED represents and warrants that it will incur the following estimated increased out-of-pocket costs in excess of its planned costs because of prior licensee's limited work on the Collaboration Products as follows:

     A-HeFT CLINICAL STUDY

     CRO and Patient Costs                                                 $[**]
     Testing, Distribution, Recruiting, etc.                                [**]
     Committees                                                             [**]
     Consulting                                                             [**]
     Clinical Drug Supply                                                   [**]
                                                                           ----
              Total                                                        $[**]

6. NITROMED requests that LICENSOR temporarily reduce royalties under Section 4.2(a) of the Agreement so that NITROMED can recover such costs actually expended and documented to Licensor.

     NOW THEREFORE the parties agree as follows:

4. NITROMED shall certify to LICENSOR the actual increase out-of-pocket costs ("Excess Costs") incurred by NITROMED associated with the A-HeFT Clinical Study and provide documentary evidence thereof. To the extent such documentation is reasonably satisfactory to LICENSOR, LICENSOR will reduce ("Reduction") the Royalty Rates set forth in Section 4.2(a) to a flat [**]% at all levels, until the aggregate savings ("Excess Cost Savings") to NITROMED, by reason of such reduced Royalty Rates, equal one times the amount Excess Costs exceeding $7,500,000. The arrangement for first $7,500,000 of such Excess Costs is specified in the amendment to the Agreement dated January 29, 2001 and remains unchanged. Upon such Excess Cost Savings being so recovered, the Royalty Rates will be reinstated to 6.0%, 7.0% and 8.0% respectively, on a going forward basis.

5. In the event NITROMED grants a sublicense to an independent third party with respect to the sale of Collaboration Products, the royalties payable by NITROMED with respect to the Net Sales of Collaboration Products by such Sublicensee (the "Sublicensee Sales") shall be the lower of the rate in effect set forth in Paragraph 1 of this Amendment or [**]% of the royalties payments received by NITROMED. For example, if NITROMED receives a royalty of [**]% while the [**]% rate is in effect LICENSOR shall receive [**]% of the Sublicensee Sales and if the Royalty Rate subsequently increases after Excess Cost Savings have been recovered, LICENSOR shall receive [**]% of the Sublicense Sales.

6. All other terms and conditions of the Agreement remain in full force and effect without amendment.

     IN WITNESS WHEREOF, the parties have signed this Amendment to the Agreement.

                                         /s/ Jay Cohn
                                         ----------------------------------
                                         Professor Jay Cohn


                                         NITROMED, INC.

                                         By: /s/ Michael D. Loberg
                                         -----------------------------------


                                       2